EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-123370) on Form S-8 of Paulson Capital Corp. of our report dated March 28, 2008 relating to our audits of the consolidated financial statements and the financial statement schedules, which appear in this Annual Report on Form 10-K of Paulson Capital Corp. for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP
Chicago, Illinois March 28, 2008